As filed with the Securities and Exchange Commission on May 26, 2009

                                                       Registration No. 333-
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                               L.B. FOSTER COMPANY
             (Exact name of registrant as specified in its charter)


          Pennsylvania                           25-1324733
    (State of Incorporation)         (I.R.S. Employer Identification No.)

  415 Holiday Drive, Pittsburgh, Pennsylvania                     15220
   (Address of principal executive offices)                    (Zip Code)
                                -----------------

         L.B. Foster Company Savings Plan for Bargaining Unit Employees
                            (Full title of the plan)
                               ------------------

                              DAVID L. VOLTZ, Esq.
                  Vice President, General Counsel and Secretary
                               L.B. Foster Company
                                415 Holiday Drive
                         Pittsburgh, Pennsylvania 15220
                     (Name and address of agent for service)

                                 (412) 928-3431
          (Telephone number, including area code, of agent for service)
                              --------------------

                                    Copy to:
                             MICHAEL M. LYONS, Esq.
                         Buchanan Ingersoll & Rooney PC
                          20th Floor, One Oxford Centre
                         Pittsburgh, Pennsylvania 15219
                              --------------------


Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

[   ] Large accelerated filer
[ X ] Accelerated  filer
[   ] Non-accelerated  filer (Do not check if a smaller reporting company)
[   ] Smaller reporting company


                         CALCULATION OF REGISTRATION FEE
============================ ============= =============== ================ =================
                                               Proposed        Proposed
                                Amount         maximum         maximum
  Title of securities           to be       offering price    aggregate          Amount of
   to be registered           registered      per share*    offering price*  registration fee
---------------------------- ------------- --------------- ---------------- -----------------

Common Stock, $.01 par value  200,000 shs.     $30.73       $6,146,000          $343.00
============================ ============= =============== ================ =================

*Estimated in accordance with Rule 457(c) solely for the purpose of computing the registration fee, based on the average of the high and low prices for May 20, 2009 as reported in the NASDAQ National Market System. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

                                    PART II.
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


     L.B. Foster Company is hereinafter referred to as the "Company," and the Company's L. B. Foster Company Savings Plan for Bargaining Unit Employees is hereinafter referred to as the "Plan."


Item 3.  Incorporation of Documents by Reference.

     The  documents   listed  below  are   incorporated  by  reference  in  this
registration statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission ("Commission") under the Securities Exchange Act of 1934, as amended ("Exchange Act").

         (b) The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, and its Current Reports on Form 8-K, filed with the Commission under the Exchange Act on January 30, March 3, March 25, April 23 and May 8, 2009.

         (c) The descriptions of the Company's Common Stock, $.01 par value, and Common Stock purchase rights contained in the Company's Registration Statements on Form 8-A, as may from time to time be amended, filed with the Commission under the Exchange Act.

     All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this registration statement, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.

Item 4.  Description of Securities.

     The Common Stock is registered under Section 12 of the Exchange Act.

Item 5.  Interests of Named Experts and Counsel.

     None

Item 6.  Indemnification of Directors and Officers.

     Section 6.01 of the Company's By-Laws provides, in part, that the Company shall, to the fullest extent permitted by Pennsylvania law, indemnify its officers and directors in connection with any actual, threatened or completed action, suit or proceeding arising out of their service to the Company or to another entity at the request of the Company.

     The Company's directors and officers currently are covered as insureds under directors' and officers' liability insurance. Such insurance, subject to an annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $18 million of coverage for directors and officers of the Company and its subsidiaries for claims made during the policy period.

Item 7.  Exemption From Registration Claimed.

     No "restricted" securities will be reoffered or resold.

Item 8. Exhibits.

     The following exhibit is filed herewith as part of this registration statement:

                  23.3     Consent of Independent Accounting Firm.

     The Company has submitted the Plan and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and has made all changes required by the IRS in order to qualify the Plan.

Item 9. Undertakings.

     The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The registrant further undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, on May 26, 2009.

                                            L.B. FOSTER COMPANY
                                            (Registrant and Plan Administrator)

                                            By: /s/ Stan L. Hasselbusch
                                                -------------------------------
                                                    Stan L. Hasselbusch
                                                    President


                                Power of Attorney

     Each person whose signature appears below hereby constitutes and appoints Stan L. Hasselbusch and David L. Voltz, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature                    Title                              Date
         ---------                    -----                              ----

/s/ Stan L. Hasselbusch         Director, President and Chief       May 26, 2009
-----------------------------   Executive Officer
         Stan L. Hasselbusch

/s/ Lee B. Foster II            Director and Chairman of the Board  May 21, 2009
-----------------------------
         Lee B. Foster II

/s/ G. Thomas McKane            Director                            May 21, 2009
-----------------------------
         G. Thomas McKane

/s/ Peter McIlroy II            Director                            May 21, 2009
-----------------------------
         Peter McIlroy II

/s/ Diane B. Owen               Director                            May 21, 2009
-----------------------------
         Diane B. Owen

/s/ William H. Rackoff          Director                            May 21, 2009
-----------------------------
         William H. Rackoff

/s/ Suzanne B. Rowland          Director                            May 21, 2009
-----------------------------
         Suzanne B. Rowland

/s/ David J. Russo              Senior Vice President and Chief     May 21, 2009
-----------------------------   Financial and Accounting Officer
         David J. Russo